ORNDA HEALTHCORP AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share amounts)
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                                                                    Three Months Ended November 30,
                                                                ---------------------------------------
                                                                    1995                      1996
                                                                -------------             -------------
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Primary
-------
Average shares outstanding............. . . . . . . .                  48,130                    58,364
Net effect of dilutive common
    stock equivalents:
        Stock options and warrants-
          treasury stock method.................. . .                   1,389                     2,145
                                                                -------------             -------------
TOTAL     ............................................                 49,519                    60,509
                                                                =============             =============

Net income as adjusted for
    preferred stock dividends.........................          $      19,587             $      26,429
                                                                =============             =============

Per share amount......................................          $        0.40             $        0.44
                                                                =============             =============

Fully Diluted
Average shares outstanding............................                 48,130                    58,364
Net effect of dilutive common stock
     equivalents:
          Stock options and warrants-
               treasury stock method.................                   1,385                     2,253
          Assumed conversion of redeemable
               preferred stock........................                  1,248                        --
                                                                -------------             -------------
TOTAL     ............................................                 50,763                    60,617
                                                                =============             =============

Net income............................................          $      19,919             $      26,429
Preferred stock dividend requirements.................                     --                        --
                                                                -------------             -------------
Net income as adjusted for preferred
    stock dividends...................................          $      19,919             $      26,429
                                                                =============             =============

Per share amount......................................          $        0.39             $        0.44
                                                                =============             =============
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